EXHIBIT 99.7

CONSENT

      I hereby consent to being named in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 being filed by The St. Paul Companies, Inc. pursuant to Rule 462(b) (the “Registration Statement”) on March 26, 2004 (and any amendments or supplements thereto) as a person who will become a director of The St. Paul Travelers Companies, Inc. upon the consummation of the transactions described therein.

March 26, 2004

/s/ ROBERT I. LIPP

Robert I. Lipp